UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   JONAS AF JOCHNICK
   PLACE FLAGEY 7, BTE 7
   1050 BRUSSELS
   BELGIUM
2. Date of Event Requiring Statement (Month/Day/Year)
   AUGUST 15 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                               |1250000               |I               | By Celox S.A.                                 |
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COMMON STOCK                               |1250000               |I               | By ORESA Ventures N.V.                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants                |8/15/97  |8/1/02   |Common stock           |1250000  |$0.65     |I            |By Celox S.A.              |
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Warrants                |8/15/97  |8/1/02   |Common stock           |1250000  |$0.65     |I            |By Oresa Ventures N.V.     |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
DAVID A. GROSSMAN, ATTORNEY-IN-FACT
DATE
AUGUST 22, 1997